Exhibit 5.1

111 N. Sixth Street
P.O. Box 679
Reading, PA 19603
(610) 478-2000
www.stevenslee.com

June 24, 2025

Board of Directors

QNB Corp.

15 North Third Street, P.O. Box 9005

Quakertown, Pennsylvania 18951-9005

Re: Form S-8 Registration Statement – QNB Corp. 2025 Equity Incentive Plan

Ladies and Gentlemen:

In connection with the registration of 500,000 shares of common stock, $0.0625 par value per share (the “Common Stock”), by QNB Corp. (the “Corporation”), covered by the Corporation’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on the date hereof with respect to the potential issuance of the Common Stock under the QNB Corp. 2025 2025 Equity Incentive Plan (the “Plan”), we, as counsel to the Corporation, have reviewed:

(1) the articles of incorporation of the Corporation, as amended;

(2) the bylaws of the Corporation, as amended;

(3) resolutions adopted by the board of directors of the Corporation relating to the Registration Statement;

(4) a Form 8-K filed by the Corporation with the Securities and Exchange Commission on May 21, 2025 relating to shareholder approval of Plan at the Corporation’s 2025 annual meeting of shareholders;

(4) a corporate subsistence certificate, issued by the Secretary of the Commonwealth of Pennsylvania with respect to the Corporation;

(5) the Registration Statement;

(6) the Plan; and

(7) copies of certificates representing shares of the Common Stock.

In connection with delivering this opinion letter, we have relied as to matters of material fact upon the representations of members of the Corporation’s management; however, we have no reason to believe that any such representations are incorrect or incomplete. We have assumed

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Board of Directors

June 24, 2025

the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies. In connection with this letter, we have concerned ourselves solely with the application of the laws of the Commonwealth of Pennsylvania and the laws of the United States, and no opinion is expressed herein concerning the possible effects of the laws of any other jurisdiction.

Based upon our review of the foregoing, it is our opinion that:

(a) the Corporation has been duly incorporated under the laws of the Commonwealth of Pennsylvania and is validly subsisting under the laws of the Commonwealth of Pennsylvania; and

(b) the Common Stock issuable pursuant to the Plan has been duly authorized and, when and to the extent issued pursuant to the Plan, will be fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

STEVENS & LEE, P.C.

/s/ Stevens & Lee, P.C.

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